Exhibit 10.13

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

March 7, 2016

Aaron Mathew Singer
[***]

Re:	Offer of Employment by Giddy Inc.

Dear Aaron:

I am very pleased to confirm our offer to you of employment with Giddy Inc. (the “Company”). You will report to the Chief Executive Officer in the role of General Counsel. The terms of our offer and the benefits to be provided by the Company are as follows:

1.            Starting Salary. Your starting salary will be two hundred fifteen thousand dollars ($215,000) per year and will be subject to annual review and increase, but not decrease.

2.            Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. The Company reserves the right to change or otherwise modify, in its sole discretion, such benefits plans.

3.            Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you are employed by the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. While employed by the Company, you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. Notwithstanding the foregoing, you may, at any time, acquire and hold passive investments in any publicly-traded company.

4.            No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

Giddy Inc.

Employment Offer

5.            Options. We will recommend to the Board of Directors of the Company (the “Board”) that you be granted an option to purchase ninety thousand (90,000) shares of common stock of the Company (the “Option”) under our 2013 Equity Incentive (the “Plan”) at the fair market value of the Company’s common stock, as determined by the Board on the date the Board approves such grant. The option to purchase shares you will be given will vest quarterly over the course of a four (4)-year period commencing on your first day of employment, with a one-year cliff, so long as you remain employed by the Company. However, the grant of such options by the Company is subject to (i) the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Board to approve the grant, and (ii) the Company obtaining and the Board’s approval of a 409A valuation of the Company’s common stock. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board.

6.            Acceleration of Stock Option Vesting. In the event of a “Change of Control” (as defined below) and within twelve (12) months following such Change of Control, you are terminated by the Company without “Cause” (as defined below) or you terminate your employment with the Company for “Good Reason” (as defined below), and provided that you have executed a separation agreement and general release of all claims in the Company’s standard form which is not revoked, the Option shall, effective immediately prior to such termination, become vested and exercisable with respect to 50% of the total number of shares subject to the Option (or, if less, the number of shares subject to the remaining unvested portion of the Option). For the avoidance of doubt, any portion of the Option that becomes vested pursuant to this Section 6 shall be in addition to (and not in any way affect) any portion of the Option that became vested and exercisable prior to such termination.

For purposes of this offer letter, (i) “Change of Control” means a “Deemed Liquidation Event” as defined in the Company’s Restated Certificate of Incorporation in effect as of the date hereof (the “Certificate”) without giving effect to any election made by the holders of Preferred Stock (as defined in the Certificate) pursuant to Section 2.3.1 of the Certificate; (ii) “Cause” means any of the following: (a) you willfully engage in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriate of trade secrets, fraud or embezzlement; (b) you commit a material breach of any written agreement between you and the Company that causes material harm to the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; (c) you willfully refuse to implement or follow a directive by your supervisor, directly related to your duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; or (d) you engage in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with your position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; and (iii) “Good Reason” means any of the following actions by the Company without your written consent: (a) a material reduction in your duties or responsibilities that is inconsistent with your position; (b) the requirement that you change your principal office to a facility that increases your commute by more than forty (40) miles from your commute to the location at which you are employed prior to such change; or (c) a material reduction in your annual base salary or a material reduction in your employee benefits (e.g., medical, dental, insurance, short-and long-term disability insurance and 401(k) retirement plan benefits, collectively, the “Employee Benefits”) to which you are entitled immediately prior to such reduction (other than (a) in connection with a general decrease in the salary or Employee Benefits of all similarly situated employees and (b) following such Change of Control, to the extent necessary to make your salary or Employee Benefits commensurate with those other employees of the Company or its successor entity or parent entity who are similarly situated with you following such Change of Control).

Giddy Inc.

Employment Offer

7.            At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this offer letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

8.            Tax Matters.

(a)          Withholding. All forms of compensation referred to in this offer letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)           Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

9.             Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

10.          Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

Giddy Inc.

Employment Offer

11.         Acceptance. This offer will remain open until March 18, 2016. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this offer letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours

/s/ Jared Yaman
Jared Yaman, COO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein

/s/ Aaron Mathew Singer	Date signed:	3/18/2016
Aaron Mathew Singer